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                                                                    Exhibit 23.2





                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors
Intelect Communications, Inc.


As independent public accountants, we hereby consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-35841) and on Form S-8 (Nos. 333-03246 and 33-05918) of Intelect Communications, Inc. of our report dated March 27, 1998, relating to the consolidated balance sheet of Intelect Communications, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1997, and the related schedule, which report appears in the December 31, 1997, annual report on Form 10-K of Intelect Communications, Inc..


/S/ ARTHUR ANDERSEN LLP


ARTHUR ANDERSEN LLP


Dallas, Texas
March 30, 1998